EXHIBIT 99.1

March 14, 2014

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) has declared a quarterly cash dividend of $0.325 per share of common stock payable March 14, 2014 to shareholders of record as of February 14, 2014.  This dividend represents an increase of 2.0 cents or 6.6% per share compared with the dividend paid in the first quarter of 2013.  The Company’s 2013 dividend payout ratio was 37.3%, compared with 36.6% in 2012.  For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three and twelve months ended December 31, 2013.

We are very pleased with our results for the full year of 2013 and the following are some key highlights of the year:

•

Net income amounted to $13.2 million for 2013, which represented an increase of $717 thousand or 5.8% over 2012. This was the eighth consecutive year in which an annual earnings record was achieved.

•

Diluted earnings per share were $3.34 for 2013, up $0.16 or 5.0% compared with 2012.  These diluted earnings per share were also a new record for the Company.

•

Our return on average equity, return on average assets, and efficiency ratio were 10.52%, 0.98%, and 55.8%, respectively.  Our results in these often watched performance measures continue to make us a positive outlier in peer comparisons.

•

Total assets at December 31, 2013 were $1.37 billion, up $71 million or 5.4% compared with year end 2012.   The increase in total assets was led by loan growth and, to a lesser extent, an increase in the Bank’s securities portfolio.

•

Total loans at December 31, 2013 were $852.9 million, up $37.9 million or 4.6% over December 31, 2012.  Despite continuing loan growth, credit quality remained a hallmark of the Company with non-performing loans declining another 10.4% to $8.8 million.

•

Tax-equivalent net interest income was $40.8 million, up $2.2 million or 5.8% compared to 2012.  This is very good performance as Net Interest Income, a key revenue provider, has been under pressure throughout the industry due to margin compression and a scarcity of high quality earning assets. We attribute this performance to our own average earning asset growth of almost $100 million.

•

Our Total Risk-Based Capital Ratio ended the year at 16.62%, well above the regulatory standard for “well-capitalized” financial institutions.  This strong position supported our asset growth during 2013 and enables the Company to consider additional growth in 2014.

In a few weeks, we will publish our 2013 Summary Annual Report and Annual Report on Form 10-K, which together provide further insight and analysis of our Company’s culture and performance over 2013.

You will also receive our 2014 Annual Meeting Proxy Statement and an invitation to attend our Annual Meeting, which will be held in Bar Harbor on Tuesday, May 20, 2014.  We hope that you will be able to attend and share any thoughts you may have regarding our Company and its performance.  As always, we remain appreciative of your loyalty and support.

Respectfully,

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended.  You can identify these forward-looking statements by the use of words like “strategy,” “anticipates,” “expects,” “plans,” “believes,” will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC.  All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward looking statements.  The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Announces 2013 Earnings

BAR HARBOR, Maine (February 3, 2014) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $13.2 million for the year ended December 31, 2013, representing an increase of $717 thousand, or 5.8%, compared with 2012. The Company also reported record diluted earnings per share of $3.34 for 2013, representing an increase of $0.16, or 5.0%, compared with 2012. The Company’s return on average equity amounted to 10.52%, up from 9.93% in 2012. The Company’s 2013 return on average assets amounted to 0.98%, compared with 1.00% in 2012.

The Company also reported net income of $3.3 million for the quarter ended December 31, 2013, or diluted earnings per share of $0.82, compared with $2.8 million or diluted earnings per share of $0.72 in the fourth quarter of 2012, representing increases of $434 thousand and $0.10, or 15.3% and 13.9%, respectively.

“Our 2013 performance continued a long-standing trend of delivering both growth and solid financial returns,” said Company President and Chief Executive Officer, Curtis C. Simard. “We are delighted to report our eighth consecutive year of record earnings. Even with the challenges confronting the general economy and the financial services industry, our 2013 performance was highlighted by a $2.1 million or 5.7% increase in net interest income. We view this as an important metric as continued pressure on our net interest margin was more than offset with almost $100 million in average earning asset growth. Led by revenue from the Trust division and other financial services, we also enjoyed higher levels of fee income compared with last year.”

Mr. Simard continued, “Despite soft demand and competitive pricing pressures, our commercial and consumer loan portfolios were up $24.7 million and $11.8 million, respectively, from year end 2012. We are also pleased to report relatively stable credit quality, highlighted by meaningful declines in non-performing loans and net loan charge-offs, compared with 2012. Expense control continued to be well demonstrated in 2013, with an efficiency ratio of 55.8%.”

In concluding, Mr. Simard added, “Like most banks, we are challenged by the current interest rate environment and we expect little relief in 2014 given the Federal Reserve’s determination to maintain interest rates at historically low levels for an extended period of time. Defending the net interest margin will be a top priority for us in 2014, as will be growing our loan portfolio without sacrificing credit quality. We believe we are prepared for these challenges and will continue to seek out opportunities to expand our business and deliver the promise of successful community banking to our customers, prospects and shareholders alike.”

Balance Sheet

Assets: Total assets ended the year at $1.37 billion, up $71.0 million, or 5.4%, compared with December 31, 2012. The increase in total assets was led by loan growth and, to a lesser extent, an increase in the Bank’s securities portfolio.

Loans: Total loans ended the year at $852.9 million, up $37.9 million, or 4.6%, compared with December 31, 2012. At year end, the Bank’s commercial loan portfolio stood at $455.6 million, representing an increase of $24.7 million, or 5.7%, compared with year end 2012. Consumer loans, which principally consist of residential real estate mortgages, ended the year at $381.2 million, representing an increase of $11.8 million or 3.2% compared with year end 2012. Tax-exempt loans to local municipalities increased $1.1 million during 2013, or 7.3%

Credit Quality: Total non-performing loans ended the year at $8.8 million, representing a decline of $1.0 million or 10.4% compared with year-end 2012. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $1.8 million or 20.9% of total non-performing loans. At December 31, 2013, total non-performing loans represented 1.04% of total loans, down from 1.21% at year end 2012. Similarly, the allowance for loan losses expressed as a percentage of non-performing loans ended the year at 95.9%, up from 82.1% at year end 2012.

The Bank’s loan loss experience improved in 2013 with total net loan charge-offs amounting to $1.0 million, representing a decline of $736 thousand, or 41.4%, compared with 2012. Total net loan charge offs expressed as a percentage of average loans outstanding amounted to 0.12% in 2013, down from 0.23% in 2012. The Bank recorded a provision for loan losses of $1.4 million in 2013, representing a decline of $234 thousand or 14.2% compared with 2012. The decline in the provision largely reflected stable credit quality metrics combined with improved loan loss experience.

At December 31, 2013, the Bank’s allowance for loan losses stood at $8.5 million, representing an increase of $378 thousand or 4.7% compared with year end 2012. The allowance for loan losses expressed as a percentage of total loans ended the year at 0.99%, unchanged from year end 2012.

Securities: Total securities ended the year at $450.2 million, up $32.1 million, or 7.7%, compared with year end 2012. Securities purchased during 2013 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises, as well as municipal securities issued by states and political subdivisions thereof.

Deposits: Total deposits ended the year at $835.7 million, up $39.9 million, or 5.0%, compared with year end 2012. Demand, NOW and money market accounts combined were up $14.9 million or 3.5% compared with year end 2012, while time deposits were up $25.0 million, or 6.8%.

Capital: At December 31, 2013, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At December 31, 2013, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.01%, 14.97% and 16.62%, respectively.

Shareholders’ Equity: Total shareholders’ equity ended the year at $121.4 million, representing a decline of $6.7 million compared with December 31, 2012. The decline in shareholder’s equity was attributed to a $15.6 million decline in accumulated other comprehensive income. This decline was principally the result of a reduction of unrealized gains in the Bank’s investment securities portfolio, which declined from a tax effected unrealized gain of $8.1 million at December 31, 2012 to a tax effected unrealized loss of $7.6 million at December 31, 2013. The net unrealized losses at December 31, 2013 were attributed to a significant increase in interest rates during, 2013, which negatively impacted the fair value of the Bank’s fixed income securities portfolio.

Shareholder Dividends: During 2013 the Company paid regular cash dividends on its common stock in the aggregate amount of $4.92 million, compared with $4.57 million in 2012. The Company’s 2013 dividend payout ratio amounted to 37.3%, compared with 36.6% in 2012. The total regular cash dividends paid in 2013 amounted to $1.25 per share of common stock, compared with $1.17 per share in 2012, representing an increase of $0.08 per share, or 6.8%.

The Company’s Board of Directors recently declared a first quarter 2014 regular cash dividend of $0.325 per share of common stock, representing an increase of $0.02 or 6.6% compared with the first quarter of 2013. This represented the eleventh consecutive quarter where the Company increased its quarterly cash dividend to shareholders. Based on the year-end 2013 price of BHB’s common stock of $39.99 per share, the dividend yield amounted to 3.25%.

Results of Operations

Net Interest Income: For the year ended December 31, 2013, net interest income on a tax-equivalent basis amounted to $40.8 million, up $2.2 million, or 5.8%, compared with 2012. The increase in net interest income was principally attributed to average earning asset growth of $99.3 million or 8.3%, offset in part by an eight basis point decline in the net interest margin. The tax-equivalent net interest margin amounted to 3.15% in 2013, compared with 3.23% in 2012. The yield on earning assets declined thirty-three basis points to 4.05%, while the rate paid on interest bearing liabilities declined thirty basis points to 1.02%.

For the quarter ended December 31, 2013, net interest income on a tax-equivalent basis amounted to $10.8 million, up $368 thousand or 3.5% on a linked-quarter basis and representing an increase of $749 thousand, or 7.4%, compared with the fourth quarter of 2012. The Bank’s fourth quarter tax-equivalent net-interest margin amounted to 3.21%, representing an improvement of nine basis points on a linked-quarter basis, but down two basis points compared with the fourth quarter of 2012. During the fourth quarter of 2013, the weighted average yield on the Bank’s earning assets increased six basis points, while the weighted average cost of its interest bearing liabilities declined four basis points from the third quarter. The increase in fourth quarter earning asset yields was entirely attributed to the securities portfolio, as the amortization of bond premiums continued to slow.

Non-interest Income: For the year ended December 31, 2013, total non-interest income amounted to $7.6 million compared with $7.7 million in 2012, representing a decline of $143 thousand, or 1.9%. The decline in non-interest income was entirely attributed to a $658 thousand decline in realized securities gains net of other-than-temporary impairment losses.

Trust and other financial services fees amounted to $3.6 million in 2013, representing an increase of $356 thousand, or 10.9%, compared with 2012. This increase was principally attributed to increases in the value of assets under management and higher levels of fee income from retail brokerage activities. Reflecting new client relationships and strength in the equity markets, at December 31, 2013, assets under management stood at $387.6 million, up $32.2 million or 9.1% compared with year-end 2012.

For the year ended December 31, 2013, income generated from service charges on deposit accounts amounted to $1.2 million, representing an increase of $52 thousand, or 4.3%, compared with 2012. The increase in service charges on deposits was largely attributed to customer overdraft fee increases instituted in the third quarter of 2012 combined with increased customer overdraft activity.

For the year ended December 31, 2013, credit and debit card service charges and fees amounted to $1.6 million, representing an increase of $110 thousand or 7.5%, compared with 2012. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Total securities gains, net of other-than-temporary impairment losses, amounted to $427 in 2013, representing a decline of $658 thousand, or 60.6%, compared with 2012. Net 2013 securities gains were comprised of realized gains on the sale of securities amounting to $676 thousand, offset in part by other-than-temporary impairment losses of $249 thousand on certain available-for-sale, private label residential mortgage-backed securities.

Non-interest Expense: For the year ended December 31, 2013, total non-interest expense amounted to $26.9 million, up $1.2 million, or 4.8%, compared with 2012.

The increase in non-interest expense was almost entirely attributed to a $1.2 million or 8.6% increase in salaries and employee benefits. The increase in salaries and employee benefits was attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, as well as changes in staffing levels and mix. The increase in salaries and benefits also reflected the Bank’s acquisition of three branch offices in the third quarter of 2012. Also contributing to the increase were expenses related to certain equity awards to members of the Company’s Board of Directors and the newly-appointed President and CEO of the Company.

Total occupancy expense amounted to $2.0 million in 2013, up $286 thousand or 17.0%, compared with 2012. This increase was largely attributed to the acquisition of three branch offices in the third quarter of 2012, two of which are leased properties. The increase in occupancy expense was also attributed to the Bank’s substantial reconfiguration of its Ellsworth campus including the replacement of its Ellsworth retail banking office, which was put in service in the third quarter of 2012.

Total other operating expenses amounted to $6.6 million in 2013, down $331 thousand, or 4.8%, compared with 2012. This decline was principally attributed to certain non-recurring expenses related to the Bank’s acquisition of three branch offices in 2012, including fees for professional services and a wide variety of conversion and integration related expenses.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the year ended December 31, 2013, the Company’s efficiency ratio amounted to 55.8%, compared with the 54.6% for 2012. These ratios compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Founded in 1887, Bar Harbor Bank & Trust provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.   These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except share and per share data)

(unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2013	12/31/2012	2013	2012

Total assets	$1,373,893	$1,302,935	$1,379,442	$1,298,932
Total securities	450,170	418,040	464,953	414,289
Total loans	852,857	815,004	851,640	806,014
Allowance for loan losses	8,475	8,097	8,526	8,333
Total deposits	835,651	795,765	865,256	805,021
Total Borrowings	409,445	371,567	381,972	355,846
Shareholders' equity	121,379	128,046	124,994	130,011

	Three Months Ended		Years Ended
Results Of Operations	12/31/2013	12/31/2012	12/31/2013	12/31/2012

Interest and dividend income	$ 13,076	$ 12,957	$ 50,749	$ 50,838
Interest expense	2,731	3,370	11,663	13,867
Net interest income	10,345	9,587	39,086	36,971
Provision for loan losses	490	350	1,418	1,652
Net interest income after
provision for loan losses	9,855	9,237	37,668	35,319

Non-interest income	1,817	1,737	7,566	7,709
Non-interest expense	7,123	7,094	26,860	25,618
Income before income taxes	4,549	3,880	18,374	17,410
Income taxes	1,285	1,050	5,191	4,944

Net income	$ 3,264	$ 2,830	$ 13,183	$ 12,466

Share and Per Common Share Data

Period-end shares outstanding	3,939,075	3,920,044	3,939,075	3,920,044
Basic average shares outstanding	3,938,556	3,920,373	3,932,051	3,901,118
Diluted average shares outstanding	3,962,042	3,935,886	3,952,293	3,919,769

Basic earnings per share	$ 0.83	$ 0.72	$ 3.35	$ 3.20
Diluted earnings per share	$ 0.82	$ 0.72	$ 3.34	$ 3.18

Cash dividends	$ 0.320	$ 0.300	$ 1.250	$ 1.170
Book value (period end)	$ 30.81	$ 32.66	$ 30.81	$ 32.66
Tangible book value (period end)	$ 29.39	$ 31.20	$ 29.39	$ 31.20

Selected Financial Ratios

Return on Average Assets	0.94%	0.87%	0.98%	1.00%
Return on Average Equity	10.36%	8.66%	10.52%	9.93%
Tax-equivalent Net Interest Margin	3.21%	3.23%	3.15%	3.23%
Efficiency Ratio (1)	56.1%	59.8%	55.8%	54.6%

	At or for the Year Ended
	December 31,

	2013	2012
Asset Quality

Net charge-offs to average loans	0.12%	0.23%
Allowance for loan losses to total loans	0.99%	0.99%
Allowance for loan losses to non-performing loans	95.9%	82.1%
Non-performing loans to total loans	1.04%	1.21%
Non-performing assets to total assets	0.76%	0.97%

Capital Ratios

Tier 1 leverage capital	9.01%	8.87%
Tier 1 risk-based capital	14.97%	14.15%
Total risk-based capital	16.62%	15.78%
Tangible equity to total assets	8.43%	9.39%
Tangible common equity (2)	8.46%	9.43%

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.  Fourth quarter and year-to-date non-recurring expenses amounted to $34 and $863, all of which were associated with the Border Trust transaction.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.